Exhibit 19.1
CION INVESTMENT CORPORATION
CION INVESTMENT MANAGEMENT, LLC
AND AFFILIATED FUNDS AND ADVISERS

STATEMENT OF POLICY ON INSIDER TRADING

INTRODUCTION

It is illegal for any person, either personally or on behalf of others, to trade in publicly traded securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for each insider trading violation include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million. In addition, a company whose director, officer or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director, officer or employee’s insider trading violations. Furthermore, engaging in short-term trading or other speculative transactions involving the securities of a company may subject you to additional penalties.

Moreover, your failure to comply with the insider trading policy of CION Investment Group, LLC or its current and future sponsored funds, including CION Investment Corporation and CION Grosvenor Infrastructure Fund (the “funds”), as set forth herein, may subject you to sanctions imposed by the funds, including, but not limited to, dismissal, whether or not your failure to comply with this policy results in a violation of law.

This Statement of Policy on Insider Trading sets forth the funds’ policy against insider trading, which has also been adopted by affiliated investment advisers including, CION Investment Management, LLC (the “advisers”) on behalf of the advisers, their clients, and any related advisors. The objective of this policy is to protect you, the funds and the advisers from securities law violations, or even the appearance thereof. All directors, officers and employees (including temporary employees) of the funds, and of each of its affiliates and subsidiaries, must comply with this policy. For purposes herein, when we refer to directors, officers, and/or employees of the funds, we also are referring to partners, directors, officers and/or employees of the advisers.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct any questions you may have to the Chief Compliance Officer.

STATEMENT OF POLICY

It is the policy of the funds that no director, officer or employee (including a temporary employee) of the funds, or any of its affiliates or subsidiaries, including the advisers, and any other persons designated by the Chief Compliance Officer, or this policy, as being subject to this policy (collectively, the “Covered Persons”):

•who is aware of material, non-public information relating to a company, may, directly or indirectly through family members or other persons or entities, (a) buy or sell securities of such company and/or its affiliates (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the funds, including family and friends;

•who, in the course of working for or on behalf of the funds or the advisers, learns of material, non-public information about any company, including a customer or supplier of the funds or any portfolio company or potential merger partner, may (a) trade in that company’s securities and/or its affiliates, either for his or her own account or for the account of the funds, until the information becomes public or is no longer material or (b) pass such information on to others outside of the funds, including family and friends, until the information becomes public or is no longer material (c) may buy or sell securities of another company at any time when the Covered Person has Material Non-Public Information about that company or has Material Non-Public information that could affect the share price of that company, i.e., “shadow trading;”

•may engage in any transaction relating to a security on the Company’s Restricted List (see below for a discussion of the Restricted List); or

•may engage in any transaction involving a company’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance approval of the transaction by submitting a pre- clearance request to the Chief Compliance Officer in accordance with the procedures set forth in the Code of Ethics (defined below).

As a Covered Person, you are subject to the foregoing restrictions and to the other terms of this policy. These prohibitions continue whenever and for as long as you know material, non- public information, even following your termination of employment or other relationship with the funds or the advisers. These prohibitions apply to trading activities on behalf of one’s personal account, the funds, and any other clients of the advisers. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. Securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the funds’ reputation for adhering to the highest standards of conduct.

The funds and advisers, as appropriate, monitor the personal trading activities of their employees to look for any potential violations of this Statement of Policy on Insider Trading by reviewing the pre-clearance requests and personal holdings and transaction reports required to be submitted under its Rule 17j-1 Code of Ethics (the “Code of Ethics”).

What information is material? All information that an investor might reasonably consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

◦financial results or expectations for the quarter or the year;
◦financial forecasts;
◦changes in dividends;
◦possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
◦changes in customer relationships with significant customers;
◦obtaining or losing important contracts;
◦important product developments;
◦major financing developments;
◦major personnel changes; and
◦major litigation developments.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of such public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

If any employee has a question as to whether certain information is material and non- public, he or she must consult the Chief Compliance Officer as promptly as possible. He or she shall not proceed with any research, trading, etc. until the Chief Compliance Officer informs the employee of the appropriate course of action.

What is the Restricted List? The Chief Compliance Officer maintains a confidential list of issuers in which certain fund and personal transactions may not be executed (the “Restricted List” or “Watch List”). The Restricted List is discussed in greater detail in the fund’s Code of Ethics but generally includes:

◦issuers with respect to which any of the funds’ directors, officers and employees hold “material nonpublic information”;
◦issuers of securities in which the advisers or its affiliates are considering trading; and
◦issuers in which the funds or any of the funds’ affiliates currently own or control 5% or more of the outstanding shares.

Transactions by Family Members. This Statement of Policy on Insider Trading applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household, but whose securities transactions are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in any securities.

What is a Rule 10b5-1 trading plan? Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Exchange Act and this policy permit a Covered Person to trade securities regardless of his or her awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, non-public information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. A Covered Person who wishes to enter into a trading plan must email the trading plan to the Adviser’s Chief Compliance Officer for his approval prior to the adoption of the trading plan, or any amendment of a previously adopted plan. Further, trading plans may not be adopted when the Covered Person is in possession of material, non-public information about any securities contained in the plan. A Covered Person may adopt, amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Transactions under Dividend Reinvestment Plans

If you participate in an automatic dividend reinvestment plan, this policy does not apply to purchases of securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the subject securities. However, your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan, would be subject to this policy. The policy also applies to your sale of any securities purchased pursuant to the plan.

Additional Prohibited Transactions

The advisers considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the securities of its Clients. The following represent additional policies with respect to the trading activities of the Company’s directors, officers and employees:

Short-Term Trading. Short-term trading of a funds’ securities by a director, officer or employee may be distracting to such person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, if you purchase the Company’s securities, you may not sell any of the Company’s securities without pre-clearance from the Chief Compliance Officer. In addition, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of the funds’ securities by officers and directors and certain other persons. Furthermore, all purchases and sales of the funds’ securities shall be governed by its Trading Window Policy attached hereto below.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Therefore, because a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or you are otherwise not permitted to trade in the funds’ securities, you are prohibited from holding the funds’ securities in a margin account or pledging the funds’ securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge the funds’ securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. In this regard, any person who wishes to pledge the funds’ securities as collateral for a loan must email a request for approval to the Chief Compliance Officer at least two (2) weeks prior to the proposed execution of the documents evidencing the proposed pledge.

Post-Termination Transactions

The policy continues to apply to your transactions in securities even after you have terminated employment. The anti-fraud provisions of the Federal Securities Laws, particularly Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, in effect, make it unlawful for a person to trade securities on the basis of material, non-public information.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about the funds or any portfolio company of the funds with anyone, including other employees, except as required in the performance of your regular duties.

In addition, employees should (a) restrict access to files or computer records containing confidential information, (b) not leave confidential information unattended and in plain sight and (c) never copy confidential documents for their personal use.

Also, it is important that only specifically designated representatives of the funds discuss the funds or any portfolio company of the funds with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to the funds’ investor relations contact. Alternatively, such inquiries may be referred to the funds’ or the advisers’ Chief Compliance Officer, as applicable.

Subadvisory Relationships

The funds affiliates may delegate management of Client assets to third-party managers. In doing so, the Company may receive material non-public information about these managers’ investment strategies and trading activities. The Company’s Covered Persons are prohibited from trading on, or improperly utilizing, material non-public information obtained from third-party managers.

Paying Industry Experts for Research

Covered Persons who wish to speak with a paid industry expert must:

•Provide biographical information about the expert to the Chief Compliance Officer;
•Obtain written pre-clearance from (i) the Chief Compliance Officer and (ii) either the President, Chief Credit Officer or the Chief Investment Officer, or their respective designees;
•Tell the expert either prior to or at the beginning of the meeting about the topics that are likely to be discussed and confirm that the expert is allowed to discuss such topics;
•Tell the expert either prior to or at the beginning of the meeting that the fund does not want to receive any information:
◦about the expert’s employer or affiliated entities,
◦about prior employers, or affiliated entities, of the expert during the past six months;
◦that the expert is prohibited from disclosing; or
◦that may be material non-public information.
•Ask the expert whether he or she is permitted by his or her employer to engage in paid consultations; and
•Immediately report the receipt of any potentially material non-public information to the Chief Compliance Officer.

We anticipate that the Chief Compliance Officer will not approve any conversations about an issuer with an expert who worked for the issuer during the past 12 months.

Before approving any conversations arranged with third party experts, the Chief Compliance Officer will obtain and review the relevant company’s policies prohibiting experts from disclosing material non-public information. The Chief Compliance Officer may also periodically attend meetings with paid industry experts in order to understand the types of information that are discussed, review sampled email correspondence involving paid industry experts, monitor the frequency with which various experts are being used, and/or compare particularly profitable trading to the funds’ past contacts with industry experts.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of the Federal Securities Laws. Such conduct is contradictory to the policies and procedures of the funds, as well as the funds’ expectations regarding appropriate behavior of its employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between employees and other market participants and trading counterparties. Employees should consult with the Chief Compliance Officer regarding questions about the appropriateness of any communications.

Pre-Clearance Procedures

Covered Persons must have written clearance from the Chief Compliance Officer for all transactions involving all Covered Securities (as defined in the Code of Ethics) before completing such transactions. All pre-clearance requests must be submitted to the Chief Compliance Officer in advance of the proposed transaction. All pre-clearance requests involving Covered Securities with a market capitalization of less than $250,000,000 must also be reviewed by one of the Co-CEOs.

Once pre-clearance is granted to a Covered Person, such Covered Person may only transact in that security until the close of business of the immediately next subsequent business day following the day in which clearance is granted. The Company’s Chief Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

As noted above, any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Exchange Act, must first pre-clear the plan with the appropriate Chief Compliance Officer. As required by Rule 10b5-1, Covered Persons may enter into a trading plan only when they are not in possession of material non-public information. Transactions effected pursuant to a pre-cleared trading plan or contingent trades such as stops or limits, will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Communications with Public Company Insiders

Covered Persons must consult with the CCO prior to any one-on-one communication with any public company insider.

Covered Persons not under restrictions of confidentiality that wish to communicate with public company insiders must:

•Only communicate with corporate executives and/or representatives of a company’s investor relations department. Any communications with other company insiders, not otherwise excluded from reporting, must be pre-approved by the CCO.

•Schedule or coordinate all initial communications with corporate executives with a representative of a company’s investor relations department or a broker-dealer or agent. Once an initial communication that was scheduled or coordinated by a representative of a company’s investor relations department has taken place, subsequent communications may take place without the involvement of the company’s investor relations department in a manner permitted by that company’s policies and procedures. Communications with corporate executives that are initiated through other channels must be pre-approved by the CCO.

•Ensure that all in-person meetings or telephone calls with company insiders (whether pre- scheduled or not) are documented in a centralized log, calendar or other system to which the CCO has access. At a minimum, such documentation must record:

◦The name of the company;
◦The date and nature of the meeting or call;
◦The names of the Covered Persons that participated in the meeting or call;
◦The names and titles of the company insiders that participated in the meeting or call; and
◦A brief description of the matters discussed with sufficient detail to enable the CCO to make a determination as to whether Material Nonpublic Information was disclosed in the communication.

The CCO reserves the right to chaperone such meetings or calls with company insiders at their discretion.

These procedures do not apply to:

•Communications of a personal nature between a Covered Person and a company insider with whom the Covered Person has a pre-existing personal relationship; or

•Communications that take place in a public forum or quasi-public forum; for example, on an earnings call, public meeting, group meeting with other investors/ potential investors or during a conference discussion at which attendance is not limited or exclusive.

Questions about this Policy

Compliance by all Covered Persons with this policy is of the utmost importance both for you and for the funds and advisers. If you have any questions about the application of this policy to any particular case, please immediately contact the Chief Compliance Officer.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Certifications

All Covered Persons must certify their understanding of, and intent to comply with, this policy.